Exhibit 10.1

THE BRENNER GROUP, INC.

Consulting Engagement Agreement

This Consulting Engagement Agreement (the “Agreement”) is made effective as of October 31, 2014 (the “Commencement Date”) between The Brenner Group, Inc., a Delaware corporation, with its principal place of business located at 19200 Stevens Creek Blvd., Suite 200, Cupertino, CA 95014-2530 (“Consultant”) and Unwired Planet, Inc., a Delaware corporation, with its principal place of business located at 170 South Virginia Street, Suite 201, Reno, NV 89501 (“Client”).

RECITALS

A.	Consultant is in the business of providing management services to client companies in all areas of business operations.

B.	Client is in need of assistance in the form provided by Consultant.

C.	Consultant and Client desire to enter into a consulting arrangement upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	ENGAGEMENT: Client agrees to engage Consultant under the terms of this Agreement, and Consultant agrees to accept such engagement. Consultant, or its representative shall be available to Client according to the time or the projects specified in Exhibit A, attached hereto and made a part of this Agreement by reference herein.

2.	TERM AND TERMINATION: Consultant’s engagement pursuant to this Agreement shall commence on October 31, 2014 and continue until October 31, 2015, unless terminated earlier, as provided herein (the “Term”). At the end of the Term, this Agreement shall automatically be extended for periods of three (3) months each, unless one party gives the other party one (1) months’ notice of their intent to not extend the Agreement. Other than for the reasons described in Section 4, below, either party may terminate this Agreement during the Term, or any extensions thereof, by giving the other party one (1) months’ written notice of their intent to so terminate.

3.	COMPENSATION AND EXPENSES: As compensation for services rendered by Consultant pursuant to this Agreement, Client shall pay Consultant the sum(s) as shown on Exhibit A, plus reimbursement for any expenses incurred on Client’s behalf, including reasonable living expenses while working on this Assignment, when such living expenses are incurred more than fifty miles from Consultant’s headquarters. If Consultant uses an automobile on Client’s behalf, Client shall reimburse Consultant for actual miles traveled at the rate of $0.58 per mile. Consultant shall invoice Client for travel time to and from Client’s premises at fifty (50) percent of the rates shown on Exhibit A(or other designated meeting site as defined by Client). Client and Consultant agree that Exhibit A may be modified from time to time, and such modifications shall be made a part of this Agreement when executed by both parties.

THE BRENNER GROUP, INC.

4.	PERSONNEL: Client and Consultant agree that Consultant is not in the business of providing a recruiting or placement service for permanent positions. However, if Client wishes to offer employment to any of Consultant’s representatives, and if the representative wishes to accept such employment, Consultant has the right to invoice Client, and Client will promptly pay, a fee as shown in the following table:

Period after the Effective Date of the Agreement	% of estimated first year’s compensation**
Within the first six (6) months	100%
Between seven (7) months and nine (9) months	85%
After the commencement of the tenth (10th) month	70%

** For purposes of this Agreement, “estimated first year’s compensation” shall be defined to include first year’s annualized salary, first year’s estimated annualized bonus, and number of shares of Client’s stock to be vested to Consultant’s representative by the first anniversary of representative’s employment by Client. In the case of equity, a warrant shall be issued to Consultant for the percentage of representative’s shares, at the same price as those as the representative. Equity considered “vested” shall be determined as a function of the passage of time (i.e. disregarding cliffs and other vesting deferral mechanisms built into the representative’s option plan).

Client and Consultant also agree that the Client shall not offer any of Consultant’s Representative (including all Exhibits, and whether or not Consultant’s Representative remains an employee of Consultant) a consulting or other non-permanent form of employment or engagement within twenty- four (24) months of termination of Client’s engagement with Consultant, without obtaining the express and written consent of Consultant. In the absence of this approval, Consultant has the right to invoice Client, and Client will promptly pay, a fee equal to 100% of the total amount paid by Client to the Consultant’s former Representative for the greater of the duration of the project or until the time which is twenty-four (24) months after the termination of the Agreement.

5.	INVOICING AND PAYMENT: Consultant shall invoice Client as of the fifteenth and last day of each month for services performed pursuant to this Agreement. Client shall pay Consultant’s invoice, in full, within five (5) business days of the date of Consultant’s invoice. If Client does not pay Consultant pursuant to these terms, Consultant shall have the right to receive a retainer, as described in Paragraph 6, below.

6.	RETAINER: If Consultant has the right, pursuant to Paragraph 5, above, to receive a retainer from Client, and further, if Consultant requests such retainer, Client shall pay Consultant a retainer (the “Retainer”) upon written demand from Consultant. Such retainer shall approximate Consultant’s best estimate of one half months’ worth of Consultant’s charges working on Client’s matters. Client agrees that such retainer shall be replenished to an amount equal to the following one half month’s projected amount due for projected services during such period. Any retainer remaining shall be applied against the final invoice pursuant to this Agreement.

THE BRENNER GROUP, INC.

7.	STATUS: Consultant is engaged by Client as an independent contractor, and not as an employee. As such, Consultant is solely responsible for and will make proper and timely payment of any and all taxes on amounts paid by Client, including, if applicable, estimated state and federal income taxes, self-employment taxes, state disability insurance taxes and the like. Neither Consultant nor Consultant’s Representative will receive or participate in any of Client’s employee health insurance or any other employee fringe benefit programs, and Consultant will not be covered by Client’s workers’ compensation and other insurance policies.

8.	PROPRIETARY INFORMATION AND INVENTIONS: Consultant understands that certain proprietary information of Client’s may be disclosed to Consultant during the term of this Agreement. Unless such information was known to Consultant prior to such disclosure, or becomes part of the public domain, or disclosure is required by government-compelled process, Consultant agrees not to disclose such information to third parties for a period of twenty four months, without prior written consent of the Client. Consultant acknowledges that, if requested by Client, Consultant will sign an additional and separate Non-Disclosure Agreement with Client.

9.	NO AUTHORITY: Consultant does not have, and is not granted by this Agreement, any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, Client; or to bind Client to, or enter into, directly or indirectly, any contract, agreement or undertaking with any third party. If Client wishes to grant such authority to Consultant, Client shall issue such authority to Consultant in writing prior to Consultant taking any such action.

10.	INDEMNITY: Client shall offer the same level of indemnification to Consultant as Client would normally provide to its officers and directors, including such resolutions by its Board of Directors as are customary regarding officer and director indemnification. Client shall cause its agent for its insurance (including, but not limited to Directors’ and Officers’ Liability Insurance, Employment Practices Liability Insurance, and Errors and Omissions Insurance) policies to issue an endorsement indicating that Consultant and its Representative are included as named insureds under said policy.

11.	MISCELLANEOUS:

A.	ASSIGNMENT: This Agreement may not be assigned by either party hereto without the prior written consent of the other.

B.	ADDITIONAL PERSONNEL: Consultant may use additional personnel to support the requirements of Client under this Agreement. The additional personnel will only be used after Client has agreed in writing to: (a) such addition; (b) the compensation for such addition; (c) the term of such addition, and (d) such addition is made a part of this Agreement by an amendment to Exhibit A, or added as an additional Exhibit, and executed by both parties.

C.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

THE BRENNER GROUP, INC.

D.	NOTICES: All notices hereunder shall be in writing, and shall be deemed given upon personal delivery or upon placing in the United States postal service First Class delivery system, to the addresses set forth below:

If to Consultant:	If to Client:
Richard M. Brenner	Philip A. Vachon
Chief Executive Officer	Chairman of the Board
The Brenner Group, Inc.	Unwired Planet, Inc.
19200 Stevens Creek Blvd., St. 200	170 South Virginia Street, Suite 201
Cupertino, CA 95014-2530	Reno, NV 89501

Either party may change its notice address by written notice to the other in accordance herewith.

E.	AMENDMENT; ENTIRE AGREEMENT: This Agreement may be amended only in writing, and signed by both parties. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and expressly terminates and supersedes any and all oral and or written understandings and agreements with regard to such subject matter.

F.	ATTORNEYS’ FEES: If any action is brought hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the court in such action.

G.	PARTIAL INVALIDITY: If any provision of this Agreement is found to be invalid by any court or other authority, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement this 24th day of October, 2014, to be effective as of thirty-first day of October, 2014.

Consultant:	Client:
The Brenner Group, Inc.	Unwired Planet, Inc.

/s/ Richard M. Brenner	/s/ Philip A. Vachon
SIGNATURE	SIGNATURE

Richard M. Brenner	Philip A. Vachon
NAME	NAME

President & Chief Executive Officer	Chairman of the Board
TITLE	TITLE

THE BRENNER GROUP, INC.

Exhibit A

The Assignment shall be defined as:

•	When elected by Client’s Board of Directors after Client has filed its SEC form 10Q for its most current fiscal quarter, Consultant’s Representative #1 shall assist Client by serving as Client’s Chief Financial Officer, including all duties and authorities normally associated with such position.

•	Until elected by Client’s Board of Director’s to such position, Consultant’s Representative #1 shall assist Client by working with Client’s current Chief Financial Officer to effect a smooth transfer of knowledge and duties from the existing Chief Financial Officer to Consult’s Representative #1.

•	Consultant shall assist Client in such other matters as Client may reasonably request.

Consultant’s rates for such services:

	Consultant’s Representative	Rate
1.	Mark Thompson, or equivalent	$275 per hour

IN WITNESS WHEREOF, the parties have executed this Agreement this 24th day of October, 2014, to be effective as of thirty-first day of October, 2014.

Consultant:	Client:
The Brenner Group, Inc.	Unwired Planet, Inc.

/s/ Richard M. Brenner	/s/ Philip A. Vachon
SIGNATURE	SIGNATURE

Richard M. Brenner	Philip A. Vachon
NAME	NAME

President & Chief Executive Officer	Chairman of the Board
TITLE	TITLE